Schedule 1

Mandate Rate. The Mandate Rate for each class of the Fund shall be calculated pursuant to the table below.

Average Equity Asset Class Assets (Billions)	Mandate Rate (basis points)
	Retail Class Annualized Rate	Class A, Class M, Class C, Class I Annualized Rate	Class K, Class Z Annualized Rate
First $400	75	77	65
Next $400	67	71	58
Next $400	61	68	55
Over $1,200	58	66	54

Schedule 2

Maximum Basic Fee Rate. The Maximum Basic Fee Rate for each class of the Fund is set forth in the table below, if applicable.

Retail Class Annualized Rate (basis points)	Class A, Class M Annualized Rate (basis points)	Class C Annualized Rate (basis points)	Class I Annualized Rate (basis points)	Class K, Class Z Annualized Rate (basis points)
65	70	72	68	56

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	FIDELITY PURITAN TRUST
on behalf of Fidelity Value Discovery Fund

	By	/s/ Stacie M. Smith
Stacie M. Smith
President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC, with respect to the provisions set forth in Sections I and V

	By	/s/ Christopher J. Rimmer
Christopher J. Rimmer
Treasurer

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC, with respect to the provisions set forth in Sections II, IV and V

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/ Brian Field
Brian Field
Vice President

FIDELITY SERVICE COMPANY, INC., with respect to the provisions set forth in Sections III, IV and V

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/ Stephanie Caron
Stephanie Caron
President

Date: November 20, 2024